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                                    Exhibit H

                                 PROMISSORY NOTE

$19,000,000                                                 Evansville, Indiana
                                                                August 20, 1999

                  ON OR BEFORE AUGUST 20, 2000, FOR VALUE RECEIVED, the undersigned, FIRST SOUTHERN BANCORP, INC., a Kentucky corporation (the "Corporation"), and FIRST SOUTHERN FUNDING, LLC, a Kentucky limited liability company (the "LLC"), (together, the "MAKERS"), promise to pay to the order of THE NATIONAL CITY BANK OF EVANSVILLE, a national banking association ("BANK") at its main banking office in Evansville, Indiana, or at such other place as may be designated in writing, from time to time, by the holder ("Holder") of this Promissory Note ("Note"), the principal sum of Nineteen Million Dollars ($19,000,000), or so much thereof as may be advanced to or for the benefit of MAKERS, together with interest on the unpaid principal balance thereof from time to time outstanding, computed on the basis of a 360-day year and paid for actual days elapsed at a per annum rate equal to one percent (1.0%) below the Prime Rate most recently published in the "Money Rates" section of the WALL STREET JOURNAL, to be adjusted from time to time as the date of each published change in the Prime Rate; ("Note Interest Rate") from the date hereof until the said principal sum shall be fully repaid.

                        Terms, Provisions and Conditions

        1. Each of the MAKERS shall be liable hereunder for the amounts actually advanced to or for the benefit of that MAKER plus interest, costs and attorneys fees but not for the amounts advanced to or for the benefit of the other MAKER. Each of the MAKERS shall pay regular and successive monthly installments of interest ONLY on the amounts actually advanced to or for the benefit of that MAKER commencing on September 20, 1999, and continuing thereafter on the same day of each successive calendar month thereafter until August 20, 2000, at which time the entire unpaid balance of principal and interest owing hereunder shall become due and payable. All sums due and payable hereunder shall be paid with attorney's fees and all other costs of collection and litigation, and without relief from valuation and appraisement laws. Any installment payment not made within ten (10) days of the date when due shall be subject to a late charge of five percent (5%) of the amount of the installment.

         2. This Note is a master note made, executed and delivered by the MAKERS to the BANK to evidence a revolving line of credit, as it may exist from time to time, arising from periodic loan advances made by the BANK to or for the benefit of the MAKERS. Repayments of principal from time to time shall be credited against the indebtedness evidenced by this Note, but shall not extinguish this Note in whole

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or in part.  The unpaid  principal  balance may  increase  and  decrease as loan advancements and repayments are made hereunder, and this Note shall evidence all of the indebtedness of MAKERS from time to time existing even though the aggregate principal accumulative loan advances hereunder may exceed the BANK'S maximum commitment as stated herein. Advances by the BANK hereunder may be made at either the oral or written request of either Jess Correll ("Correll") or Randall Attkisson ("Attkisson"), or Jill Martin, respectively the President, Vice President/Treasurer and Secretary of LLC, acting alone and designating the MAKER requesting the advance, until written notice of the revocation of such authority is received by the BANK. Any advance hereunder shall be conclusively presumed to have been made to or for the benefit of the designated MAKER when made:

         (a) by credit to Account Number _________ of Corporation at BANK regardless of the fact that persons other than those authorized hereunder may have authority to draw against such account; or

         (b) by credit to Account Number _________ of LLC at BANK regardless of the fact that persons other than those authorized hereunder may have authority to draw against such account; or

         (c)      by the BANK's check made payable to the designated MAKER.

The BANK shall be entitled to rely upon the direction of Correll or Attkisson with respect to advances to or for the benefit of either of the MAKERS without duty of inquiry.

         3.       This Note is secured by the following:

         (a) Pledge Agreement of at least 75% of the outstanding stock of First Southern Bancorp, Inc. of even date herewith from the shareholders, as pledgor, to the BANK, as pledgee;

         (b) Business Loan Agreements executed by MAKERS of even date herewith.

Such documents, the Note and any others from time to time given to evidence and secure the Note are sometimes referred to herein and in the Pledge Agreement and the Collateral Assignment of LLC Interest as the "Credit Documents", and such term shall be deemed to include any and all amendments, modifications, supplements, extensions and renewals of them or any of them.

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         4.       The Holder  shall  record  on  its  books  and  records,  with respect to each of the MAKERS, the date and amount of each disbursement and each payment on this Note made from time to time; and such books and records shall be presumed to state correctly the balance of this Note, both principal and interest, unless and until the MAKER proves to the contrary.

         5. This Note may be prepaid at any time in whole or in part at any time without penalty or premium.

         6. The MAKERS shall not be entitled to the cancellation, surrender or release of this Note unless and until all obligations hereunder and under the Credit Documents shall have been paid, discharged and fully satisfied.

         7. All payments hereunder shall be applied first to interest due, and any balance shall be applied in reduction of principal. In no event shall the interest paid or agreed to be paid hereunder (including all other amounts taken, reserved or charged pursuant to this Note or any of the Credit Documents that under applicable law are deemed to constitute an interest charge) exceed the highest lawful rate permissible under applicable law; and if under any circumstance whatsoever fulfillment of any provision of this Note at the time performance of the provision shall be due shall involve transcending the limit of validity prescribed by applicable law, then, IPSO FACTO the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance the Holder should receive as interest an amount that would exceed the highest lawful rate allowable under applicable law, such amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note and not to the payment of interest, or if such excess interest exceeds the unpaid principl balance, such excess shall be refunded to the MAKERS.

         8. All payments of principal and/or interest hereunder shall be made in lawful money of the United States of America that is legal tender for public and private debts at the time of payment.

         9. At the election of the Holder, and without further notice, the entire principal balance of this Note, together with all accrued interest thereon, shall be and become immediately due and payable upon any of the following events of default:

         (a) failure to pay principal or interest when the same shall become due and such failure continues for a period of thirty
                  (30) days after written notice to MAKERS;

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         (b)      Holder, in  good   faith   believes the prospect of payment or
                  performance is impaired;

         (c) the MAKERS, or either of them, adopt a plan of liquidation or dissolution;

         (d) the MAKERS, or either of them, default on any other obligation to the BANK;

         (e)      the  MAKERS, or   either  of  them,  suffer a material adverse
                  change in financial condition or become insolvent;

         (f) the filing of a petition against either of the MAKERS for relief under any state or federal insolvency laws, including the Bankruptcy Code;

         (g) the acceleration of the maturity of any of the obligations of MAKERS, or either of them, to any other creditors; or

         (h) upon the occurrence of any event of default as defined in the Credit Documents,

subject in any case to compliance by the Holder with any notice requirements and any rights of the MAKERS to cure any such event of default; and thereupon the Holder shall have and may exercise any and all rights and remedies available at law or in equity, together with such other rights and remedies provided in the Credit Documents, and thereafter interest shall accrue and be due and payable on the entire principal balance of this Note at that rate of interest which is equal to two percent (2%) in excess of the Note Interest Rate in effect at the time (the "Default Interest Rate").

         10. The remedies of the Holder, as provided herein or in the Credit Documents, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall arise. No act or omission or commission of the Holder, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by the Holder, and then only to the extent specifically provided for therein. A waiver or release with reference to any one event shall not be construed as continuing or as a bar to or as a waiver or release of any subsequent right, remedy or recourse as to a subsequent event.

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         11.      MAKER  agrees   to pay all taxes or duties  assessed  upon any
property, real or personal, secured by the Credit Documents, and upon any of the indebtedness evidenced hereby, and to pay all costs, expenses and attorney's fees actually incurred by the Holder in any proceeding for the collection of any of the indebtedness evidenced hereby, in any foreclosure or other realization under the Credit Documents, in protecting or sustaining the lien and security interests intended to be afforded the Holder by the Credit Documents or in any litigation or controversy arising from or connected with this Note or the Credit Documents.

         12. Each and every maker, endorser, guarantor, surety, co-signor or accommodation party of this Note and all others who may become liable for the payment of all or any part of the obligations evidenced hereby, do hereby waive all valuation and appraisement procedures, demand, present for payment, protest, notice of protest and notice of nonpayment of this Note, dishonor and notice of dishonor, and do hereby consent to any number of renewals or extensions of the time of payment hereof and to any number of modifications or amendments of the terms of the Note and/or Credit Documents and agree that any such modifications, renewals or extensions may be made without notice to any of said persons or entities, and without affecting their liability hereon or in respect hereof, and further consent to the release of any part or parts or all of the security for the payment hereof, lack of diligence or delays in connection or enforcement of this Note, notice of intention to accelerate, the taking of additional security or other indulgences or forbearance and to the release of anyone liable hereon, all without affecting the liability of any other person or persons, firms, corporations or other entities liable for the payment of this Note.

         13.      Payment of this Note may not be changed or terminated orally.

         14. If any provision of this Note or any payments required of the MAKERS hereunder pursuant to the terms hereof shall be invalid or unenforceable to any extent, the remainder of this Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the extent permitted by law.

         15. This Note shall be construed in accordance with the laws of the state of Indiana. Venue of any action brought for the purpose of enforcement of this Note shall be in any of the courts of general jurisdiction in Vanderburgh County, Indiana.

         16. Whenever used herein, the singular shall include the plural, the plural the singular and the use of any gender shall include all genders.

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         17.      THE   MAKERS   AND  BANK  HEREBY  WAIVE  TRIAL  BY JURY IN ANY
ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE. NO OFFICER OF BANK HAS AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS PROVISION.

         18. The MAKERS represent the following in connection with their computers and computer-related operations. MAKERS have (i) undertaken a detailed inventory, review and assessment of all areas within their business and operations that could be adversely affected by the failure of MAKERS or either of them to be Year 2000 compliant on a timely basis, (ii) are developing a detailed plan and timetable for becoming Year 2000 compliant on a timely basis, and (iii) will implement that plan in accordance with such timetable in all material respects. MAKERS reasonably anticipate that they will be Year 2000 compliant on a timely basis, but in any event no later than December 31, 1999.

         19. Corporation is a corporation duly organized and existing and in good standing under the laws of the state of Kentucky and, where required by law, is now, and will at all times be in good standing under the laws of its state of incorporation and the laws of any other jurisdiction in which it may be carrying on business. The execution, delivery and performance hereof have been duly authorized and all necessary action needed to effectuate the execution, delivery and performance hereof has been taken and done.

         20. LLC is a limited liability company duly organized and existing and in good standing under the laws of the state of Kentucky and, where required by law, is now, and will at all times be in good standing under the laws of its state of organization and the laws of any other jurisdiction in which it may be carrying on business. The execution, delivery and performance hereof have been duly authorized and all necessary action needed to effectuate the execution, delivery and performance hereof has been taken and done.

        21. THIS NOTE WILL NOT HAVE FULLY AMORTIZED AT MATURITY. BANK IS UNDER NO OBLIGATION TO REFINANCE THIS NOTE UPON MATURITY. THE MAKERS WILL, THEREFORE, BE REQUIRED TO MAKE PAYMENT IN FULL AT MATURITY FROM OTHER ASSETS OR TO FIND A LENDER WILLING TO LEND THE FUNDS NECESSARY TO PAY THIS NOTE. IN ITS SOLE DISCRETION, BANK MAY ELECT TO LEND SUCH FUNDS AND CHARGE A RENEWAL FEE.

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        22.       Neither  Corporation  nor LLC  shall  sell, transfer,  assign, pledge or encumber or permit any levy or lien against any shares of stock now owned or later acquired in First Southern National Bank or United Trust, Inc. or any affiliate, without the prior written consent of BANK. If any such stock interest is sold, transferred, assigned, pledged, or encumbered, by operation of law or otherwise, without the prior written consent of the Holder hereof, the entire unpaid principal balance and interest on this Note shall be immediately due and payable.

                                      FIRST SOUTHERN BANCORP, INC.


                                      By: /S/ JESS CORRELL
                                          Jess Correll, President

                                      FIRST SOUTHERN FUNDING, LLC


                                      By: /S/ JESS CORRELL
                                          Jess Correll, President and Manager




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